Exhibit 10.1

ASSET FUNDING/OPERATION AND SHAREHOLDERS AGREEMENT

This Asset Funding/Operation and Shareholders Agreement (“Agreement”) is entered into this 22nd day of March, 2011 (“Effective Date”) by and among USCorp, a Nevada corporation (“USCorp”),  US Metals, a Nevada corporation (“USMetals”), Arizona Gold Corp, a British Columbia corporation (“AGC”), Arizona Gold Founders, LLC, a California limited liability company (“AGF”), and William and Denise DuBarry Hay (collectively “Hay”).  USCorp, USMetals, AGC, AGF, and Hay may hereinafter be referred to individually as “Party” and collectively as “Parties”.

W I T N E S S E T H

WHEREAS, USMetals is a wholly owned subsidiary of USCorp and USCorp is a publicly traded corporation.

WHEREAS, AGC is a newly formed non-public British Columbia corporation with an unlimited number of authorized common shares.

WHEREAS, USMetals owns approximately one hundred seventy two (172) mining claims subject to the Rules and Regulations of the Bureau of Land Management (the “Mining Claims” a copy of which are attached hereto as Exhibit “A” and incorporated herein by this reference) on 3,440 acres and other tangible and intangible personal and intellectual property consisting of the “Twin Peaks Project” located in West-Central, Arizona (collectively the “Twin Peaks Project”).

WHEREAS, USCorp may own certain assets that are applicable to the Twin Peaks Project, however, concurrent with the transfer of the Twin Peaks Project assets to AGC in accordance with this Agreement, USCorp will transfer any such assets that are applicable to the Twin Peaks Project to USMetals and USMetals will concurrently transfer such assets received from USCorp to AGC in accordance with the provisions of this Agreement.  In the event any particular asset (other than the Mining Claims) is not transferrable, or the parties decide to leave such assets in USCorp or USMetals, then USCorp and/or USMetals will hold such assets unencumbered strictly for the benefit of AGC.

WHEREAS, concurrent with the closing of this Agreement (the “Closing as hereinafter defined) AGF has agreed to transfer One Hundred Thousand Dollars ($100,000.00) U.S. and those certain AGF Mining Claims (the “AGF Mining Claims” a copy of which are attached hereto as Exhibit “B”) to AGC (the “First Capital Investment”) in exchange for a total of Twenty Eight Million Eight Hundred Thousand (28,800,000) shares of common stock of AGC.  The funds received by AGC are to be used to provide the initial capital to AGC for the Twin Peaks Project which includes the prior organizational, legal, geological and due diligence expenses of AGC.

WHEREAS, USMetals desires to transfer the Twin Peaks Project assets in an Internal Revenue Code Section 351 transaction to AGC in exchange for One Hundred Four Million Two Hundred Thousand (104,200,000) shares of common stock of AGC.

WHEREAS, on or before April 15, 2011 (the “Exercise Date”), Hay and/or other investors that are designated by Hay shall have the right to purchase up to Two Million (2,000,000) shares of AGC treasury stock for a price of 10 cents U.S. per share, to raise additional capital of at least One Hundred Thousand Dollars ($100,000.00) U.S., but up to Two Hundred Thousand Dollars ($200,000.00) U.S. for AGC (the “Second Capital Investment”), which funds (to the extent obtained) will be used to conduct a geophysical modeling study using VCF technology and three dimensional modeling to identify drilling targets and potential ore bodies.

WHEREAS, if the Second Capital Investment is not received by AGC on or before the Exercise Date, then USMetals shall have certain unwinding rights as set forth below.

WHEREAS, Hay shall attempt to raise up to One Million Eight Hundred Thousand Dollars ($1,800,000.00) U.S. of additional capital for AGC (the “Third Capital Investment”) by selling up to Eighteen Million (18,000,000) shares of AGC common treasury stock at an average price of 10 cents U.S. per share on or before September 1, 2011 (the “Election Date”).  In the event less than One Million Dollars ($1,000,000.00) U.S. is raised by AGC under the Third Capital Investment on or before the Election Date, then USMetals shall have certain additional unwinding rights as set forth below.

WHEREAS, in the event AGC timely receives the entire amount of the Third Capital Investment then the parties shall, as part of Phase 2 of the planned operations under this Agreement, cause AGC to fund a drilling program and obtain Canadian compliant reports sufficient to allow for a listing of the AGC stock on the TSX or the TSXV/V Canadian exchange within six (6) months, if possible, under the exchange rules and regulations.

WHEREAS, as part of Phase 3 of the planned operations under this Agreement the Parties intend to either cause AGC to list its stock on the TSX or the TSXV/V Canadian exchange or utilize a private equity placement to sell additional shares of AGC to raise additional capital for one or more of the following purposes:  (i) to further develop the precious metals reserve base to position AGC for a sale to a senior or intermediate gold producer, (ii) to commence mining operations, or (iii) to enter into a joint venture with another mining company.  Any or all of the foregoing activities shall be subject to the joint written approval of Robert Dultz and Hay.  In addition, if the Second and Third Capital Investments are timely made then up to an additional Nine Million (9,000,000) shares of AGC common treasury stock plus any of the Eighteen Million (18,000,000) shares of AGC common treasury stock that was not sold as part of the Third Capital Investment may be sold (collectively the “Fourth Capital Investment”) by AGC on terms approved by the AGC board of directors (the “Board”).

WHEREAS, the Parties shall cause AGC to have a stock option plan consistent with British Columbia law to establish a stock option pool of Ten Million (10,000,000) shares.  The Parties desire that stock options will be granted periodically by the Board to directors and professional and mining executives that join AGC other than Robert Dultz, Hay and any of their Affiliates.  Furthermore, the issuance of stock options shall be subject to the limitations set forth in Section 3.4.1 of this Agreement.

WHEREAS, the Parties desire to have William Hay, J. Robert Swidler and Robert Dultz as the initial three (3) member Board, which Members cannot be removed except upon their death or disability or exercise of USMetals’ unwinding rights.

NOW, THEREFORE, in consideration of the terms and conditions herein contained, the Parties, intending to be legally bound hereby, agree as follows:

1.   INCORPORATION OF RECITALS

The foregoing recitals are hereby incorporated by reference as if fully set forth at this point.

2.   CLOSING DATE

The transfer of the Twin Peaks Project assets (the Transferred Assets as defined below) to AGC in exchange for the One Hundred Four Million Two Hundred Thousand (104,200,000) shares of AGC common stock shall be completed on a date that is mutually agreed upon by the Parties, but in no event shall the closing (the “Closing”) of such transfer take place later than March __, 2011 (such closing date shall hereinafter be referred to as the “Closing Date”).  In addition, and concurrent with the Closing AGF shall make a capital contribution of One Hundred Thousand Dollars ($100,000.00) U.S. and the AGF Mining Claims to AGC as part of an IRC Section 351 transaction with USMetals.  The parties acknowledge that AGF has already transferred One Hundred Thousand Dollars ($100,000.00) U.S. to AGC as a non-interest bearing loan and that at the Closing such loan shall be converted to a capital contribution by AGF to AGC and such contribution shall be deemed to satisfy AGF’s obligation to transfer One Hundred Thousand Dollars ($100,000.00) U.S. to AGC as part of the foregoing exchange for AGC stock.

3.   TRANSFER OF TWIN PEAKS PROJECT ASSETS AND OPERATION OF AGC POST CLOSING

3.1    Transferred Assets.  On the Closing Date, USMetals shall sell, convey, transfer, assign and deliver to AGC, and AGC shall acquire from USMetals free and clear of all liens and encumbrances, all right, title and interest of USMetals in and to the tangible and intangible assets utilized by USMetals in the Twin Peaks Project and AGF shall transfer the AGF Mining Claims (collectively, the “Transferred Assets”).  Such Transferred Assets shall include the assets listed on the Schedule of Transferred Assets attached to this Agreement as Exhibit “C”.  The Transferred Assets shall include all of the Twin Peaks Project tangible and intangible assets including, without limitation, the Mining Claims, the AGF Mining Claims, all water rights, maps, deposits, bonds, assays, all reports and studies, including without limitation drilling reports, environmental reports, biological reports, cultural reports and studies, feasibility studies, samples, drilling cores, permits, drilling permits, art work, websites, domain names, trademarks, copyrights and all copyrighted material for “Twin Peaks” that are applicable to the Twin Peaks Project.  Furthermore, USCorp shall prior to the Closing Date transfer to USMetals free and clear of all liens and encumbrances, all right and title to those certain assets specifically designated on Exhibit “C” and such assets shall be included in the Transferred Assets.  The Transferred Assets shall exclude only those assets held by USMetals that are specifically designated on Exhibit “C”.

3.2    General Assignment and Assumption and Bill of Sale.  USMetals, AGF and AGC will sign a General Assignment and Assumption and Bill of Sale transferring the Transferred Assets to AGC in the form attached to this Agreement as Exhibit “D”.

3.3    Assignment, Acceptance and Consent to Assignments to Mining Claims. On the Effective Date, USMetals and AGF shall immediately proceed to obtain the proper governmental form(s) (the “Assignments”) required to assign/transfer the Mining Claims and the AGF Mining Claims to AGC.  AGC shall sign any Acceptance (“Acceptance”) to the Assignments to be effective upon the Closing.  USMetals shall be responsible at its sole cost and expense of obtaining the necessary written consent (the “Consents”) by the applicable governmental agency(ies) to such Assignments for its Mining Claims and AGF shall be responsible at its sole cost and expense of obtaining the necessary Consents by the applicable governmental agency(ies) to such Assignments  for the AGF Mining Claims, and both USMetals and AGF shall immediately proceed to obtain such Consents.

3.4    Post Closing Operations of AGC/Shareholder Voting Requirements.

3.4.1  Immediately following the Closing and transfer of assets to AGC by USMetals and, if necessary, USCorp, a meeting of the Shareholders and Directors of AGC will be held telephonically, if permitted under Canadian law.  USMetals and AGF shall cast their votes in favor of William Hay, J. Robert Swidler and Robert Dultz (“Dultz”) as the only Directors of AGC, and USMetals and AGF agree to continue to vote their shares to elect the same Board of Directors unless and until a) both William Hay and Denise DuBarry Hay are unable or unwilling for any reason to serve as a Director, b) or an unwinding event occurs.  In the event William Hay should resign or for any other reason be unable or unwilling to serve on the Board, then Denise DuBarry Hay shall automatically replace him.  In the event J. Robert Swidler should resign or for any other reason be unable or unwilling to serve on the Board, then his replacement shall be selected by the mutual written agreement of Hay and the representative of USMetals.  In the event Dultz should resign or for any other reason be unable or unwilling to serve on the Board, then his replacement shall be selected by the holder of a majority of the outstanding shares of AGC.  In addition, to the foregoing, the Parties agree that during such same period they shall not vote the shares of AGC to (i) approve any amendments to AGC’s Articles of Incorporation or to recapitalize, create other classes of AGC stock, merge, consolidate, liquidate or dissolve AGC, (ii) approve the sale of all or substantially all of the assets of AGC or any redemption of the AGC stock, (iii) approve the payment of salary or other compensation to Hay, Dultz or any of their Affiliates, (iv) approve any increase or decrease in the number of the members of the Board, (v) approve the issuance of stock options to Hay, Dultz or any of their Affiliates, or (vi) approve any issuance of stock, including stock that is included in any stock option plan, that would cause USMetals ownership of common stock to be less than fifty point one percent (50.1%); all without first obtaining the mutual written agreement of Hay and the representative of USMetals.  For purposes of this Agreement, “Affiliate” shall mean any member of the immediate family (parent, child, sibling or spouse) of Hay and/or Dultz, or any corporation, partnership, trust or other entity in which Hay and/or Dultz or any of the foregoing individuals is a director, officer, member, partner or trustee or has an equity interest collectively in excess of 5%.  The term Affiliate shall also include any entity which controls, or is controlled by, or is under common control with, any of the individuals or entities described in the preceding sentence.  Furthermore, the foregoing voting obligations shall apply to any successor of Hay and USMetals.  While William Hay serves on the Board all references requiring the consent of Hay shall only require the consent of William Hay, and if Denise DuBarry Hay has replaced William Hay on the Board then all references requiring the consent of Hay shall only require the consent of Denise DuBarry Hay.

3.4.2  At the above meeting, each Board Member shall cast their votes to elect William Hay as President and CEO, Dultz as Vice President and such Secretary and Treasurer as they shall agree.  The terms shall be perpetual unless one of the two events occurs in 3.4.1 above.

3.4.3  Hay and Dultz agree to develop a written plan for the exploration/development (the “Exploration/Development Plan”) of the Twin Peaks Project.  The primary use of the AGC funds obtained in the Second and Third Capital Investments shall be used to fund those expenses that are provided for in the Exploration/Development Plan.  No expenditures shall be made in excess of the committed funding for AGC by either Hay or Dultz without the express written consent of both of them.

3.4.4  All stock issued to any party or investor shall bear a restricted legend that it is subject to the unwinding provisions, Purchase Right and the voting requirements contained in this Agreement.

3.4.5  In the event of an unwinding event and in the event USMetals exercises its  Purchase Right(s), then and in that event a meeting of the shareholders shall be called at which meeting the shareholders shall elect a new Board of Directors consistent with their voting rights based upon the number of shares so held by each such shareholder.  Following such meeting the Board of Directors shall hold a meeting at which new officers of AGC shall be elected and the voting requirements set forth in this Section 3.4 shall thereafter cease.

4.   NO ASSUMPTION OF LIABILITIES

4.1    No Assumption of Liability.  AGC is not assuming any liability of USMetals or AGF, and it is expressly understood and agreed that AGC shall not be liable for any obligations or liabilities of USMetals or AGF of any kind or nature, except for liabilities incurred from and after the Closing Date.

4.2    Costs and Expenses. AGC, USMetals and AGF shall pay their own costs relating to this transaction, including, but not limited to, their respective attorneys’ and accountants’ fees.

4.3    No Prorations. The obligations for property taxes and Mining Claims and AGF Mining Claims payments shall not be prorated and AGC shall assume those obligations at the Closing Date, provided that they are paid current.   AGC agrees to pay the annual assessment and filing fees to maintain the mining claims with the BLM by July 31st of each year and provide USMetals proof thereof within 5 days thereafter

5.   SECOND AND THIRD CAPITAL INVESTMENTS

5.1    Second Capital Investment.  On or before the Exercise Date, Hay and/or other investors shall have the right to make a Second Capital Investment that shall permit Hay and/or other investors that are designated by Hay to purchase up to Two Million (2,000,000) shares of AGC treasury stock for a price of 10 cents U.S. per share unless Hay and Dultz otherwise jointly agree to a different per share price, to raise additional capital of at least Two Hundred Thousand Dollars ($200,000.00) U.S. for AGC, which funds (to the extent obtained) will be used to conduct a geophysical modeling study using VCF technology and three dimensional modeling to identify drilling targets and potential ore bodies.

5.2    Third Capital Investment.  If the Second Capital Investment is timely accomplished, then on or before the Exercise Date, Hay shall attempt to raise the Third Capital Investment that shall permit Hay and/or other investors to purchase up to Eighteen Million (18,000,000) shares of AGC common treasury stock at an average price of 10 cents U.S. per share on or before the Election Date.

5.3    Unwinding Rights.

5.3.1 Failure to Timely Fund the Second Capital Investment.  In the event the entire amount of the Second Capital Investment (at least $200,000.00 U.S.) is not received by AGC on or before the Exercise Date, then USMetals shall have the right (the “Purchase Right”) within the thirty (30) day period following the Exercise Date to notify, in writing, AGF and the other holders of AGC stock that participated in the Second Capital Investment, of USMetals’ election to cause AGC to purchase all of the AGC stock that was transferred directly or indirectly to AGF on or before the Closing Date plus all AGC stock purchased by AGF or any other holders in the Second Capital Investment.  The purchase price for such stock shall be equal to the then amount of remaining cash (after payment of any outstanding obligations owing by AGC as of the Exercise Date) that is held by AGC and that was invested by AGF and the other investors in the First and Second Capital Investments, to be distributed to them pro rata based on the actual amount of cash invested by them for the First and Second Capital Investments.  In addition, if USMetals exercises its Purchase Right, USMetals and/or USCorp shall concurrently exchange one (1) share of USCorp stock for each share of remaining AGC stock held by Kaswit and Hay pursuant to their Warrant Exercise and Exchange Agreement (14,000,000 shares).

5.3.2 Failure to Timely Fund the Third Capital Investment.  In the event less than One Million Dollars ($1,000,000.00) U.S. is raised by AGC under the Third Capital Investment on or before the Election Date, then USMetals shall have the right (the “Purchase Right”) within the thirty (30) day period following the Election Date to notify, in writing, AGF and the other holders of AGC stock that participated in the Second Capital Investment, of USMetals’ election to cause AGC to purchase all of the AGC stock that was transferred directly or indirectly to AGF on or before the Closing Date plus all AGC stock purchased by AGF or any other holders in the Second Capital Investment.  The purchase price for such stock shall be equal to the then amount of remaining cash (after payment of any outstanding obligations owing by AGC as of the Election Date) that is held by AGC and that was invested by AGF and the other investors in the First and Second Capital Investments, to be distributed to them pro rata based on the actual amount of cash invested by them for the First and Second Capital Investments.  In addition, if USMetals exercises its Purchase Right, USMetals and/or USCorp shall concurrently exchange one (1) share of USCorp stock for each share of remaining AGC stock held by Kaswit and Hay pursuant to their Warrant Exercise and Exchange Agreement (14,000,000 shares) and only those investors who participated in the Third Capital.

5.3.3 Failure to Timely Exercise Purchase Right.  In the event USMetals fails to timely exercise its applicable Purchase Right then such applicable Purchase Right shall automatically and irrevocably terminate.

5.3.4 Transfer Documents.  In the event USMetals timely elects its unwinding rights and Purchase Right, Hay agrees on behalf of AGC to execute such reconveyance and other documents necessary to carry out the unwinding and Purchase Right.  In the event Hay does not execute such documents within five (5) days of their delivery to him, Dultz is authorized to execute such documents on behalf of AGC.

6.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF USMETALS AND USCORP

As of the Closing Date, USMetals and USCorp represent, warrant and covenant as follows:

6.1    Ownership of Transferred Assets.  Except as otherwise set forth in this Agreement, USMetals owns and holds good and marketable right, title and interest in and to the Transferred Assets free and clear of any and all liens, encumbrances, security agreements, conditional sales contracts, or other title retention agreements, and such Transferred Assets represent all of the assets used by USMetals in the operation of the Twin Peaks Project.  USMetals and USCorp are not a party to any other contract or commitment that could require USMetals or USCorp to sell, transfer, or otherwise dispose of any of the Transferred Assets, other than in the ordinary course of USMetals’ and USCorp’s business.

6.2     Authority.  USMetals and USCorp have full power and authority and all licenses, permits, and authorizations necessary to carry on the business in which USMetals and USCorp are engaged.  USMetals and USCorp have the legal right, power, authority and approval required to enter into, execute and deliver this Agreement, and to fully perform USMetals’ and USCorp’s obligations under this Agreement.  This Agreement has been duly executed and delivered and are the valid and binding obligations of USMetals and USCorp enforceable in accordance with their terms.

6.3     Governmental Consents.  The entering into and consummation of the transactions contemplated by this Agreement is not subject to the jurisdiction, approval or consent of any government or governmental, regulatory, or administrative agency except that USMetals shall obtain all necessary consents for the transfer of the Mining Claims to AGC.

6.4    Litigation and Claims.  There are no claims, causes of action or legal proceedings, threatened or pending, or outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator, governmental or regulatory body against or involving USMetals.

6.5    Equipment and Property.  USMetals and USCorp have complied with all rules and regulations relating to the Mining Claims, equipment and all other tangible property and intangible property being transferred to AGC.

6.6    Accuracy of Schedules/No Undisclosed Liabilities.  All of the schedules attached to this Agreement and USCorp’s 10K and 10Q filings with the Securities and Exchange Commission are true, complete and accurate to the best of USMetals’ and USCorp’s knowledge and there are no undisclosed liabilities and no dispute or claim concerning any liability for federal or state taxes applicable to USMetals, USCorp or the Transferred Assets.

6.7    Mining Operations. USMetals and USCorp are not aware of the existence of any facts or circumstances that are likely to result in a material adverse effect on the mining operations and there has been no material adverse change in the Transferred Assets (and the respective values thereof) within the sixty (60) days prior to the Closing Date.

6.8    No Violation of Law. The obligations and their performance by USMetals and USCorp under this Agreement do and will not violate any applicable federal, state or local statutes, laws or regulations including without limitation, all applicable securities laws, rules and regulations.  Furthermore, there is no violation of any applicable federal, state or local statutes, laws or regulations including without limitation, all applicable securities laws, rules and regulations affecting the Transferred Assets and the operations at the Twin Peaks Project.  No event has occurred or circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with or failure on the part of USMetals or USCorp to conduct the mining operations in material compliance with any applicable law.  USMetals and USCorp, have not received notice (whether oral or written) regarding any actual, alleged, possible, or potential violation of, conflict with, or failure to conduct the mining operations in compliance with any applicable law or any potential obligation on the part of USMetals or USCorp to undertake, or to bear all or any portion of the cost of any remedial action of any nature.

6.9    Bankruptcy; Insolvency. None of the following has occurred as of the Closing Date:

(i)           A general assignment by USMetals or USCorp for the benefit of creditors;

(ii)           The filing of a voluntary petition in bankruptcy, insolvency, reorganization, or liquidation, or any other petition by USMetals or USCorp under any section or chapter of the Bankruptcy Code or any similar law, whether state, federal, or otherwise relating to insolvency, reorganization, or liquidation, or for the relief of debtors;

(iii)           The filing of any involuntary petition or other petition against USMetals or USCorp under any section or chapter of the Bankruptcy Code, or any similar law, whether state, federal, or otherwise relating to insolvency, reorganization, or liquidation, or for the relief of debtors;

(iv)           The appointment by any court of a receiver or similar official to take possession of USMetals’ or USCorp’s assets, or any part thereof;

(v)           The application by USMetals or USCorp or the consent or acquiescence by USMetals of USCorp to an application for the appointment of a custodian, receiver, conservator, trustee, or similar officer for USMetals or USCorp or the Transferred Assets, or any part thereof; or

(vi)           The attachment, execution, or judicial seizure (whether by enforcement of money judgment, by writ or warrant of attachment, or by any other process) of the Transferred Assets or any part thereof.

6.10    Environmental. During the time USMetals and USCorp have owned the Transferred Assets, there has been no litigation brought or, to USMetals’ or USCorp’s actual knowledge, threatened against USMetals or USCorp by, or any settlement reached by USMetals or USCorp with, any party or parties alleging the presence, disposal, release or threatened release of any hazardous materials on, from or under any of USMetals’ or USCorp’s properties or facilities.

6.11    Good Standing.  USMetals and USCorp are or will be at the Closing in good standing with the State of Arizona and Nevada.

7.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF AGC, AGF AND HAY

AGC, AGF and Hay represent, warrant and covenant that as of the Closing Date:

7.1    Good Standing and Qualification.  AGC is a British Columbia corporation duly organized, validly existing and in good standing under the laws of British Columbia, Canada.

7.2    Authority.  AGC has full power to acquire and own the Transferred Assets and to conduct AGC’s business.  AGC and AGF have the legal right, power, authority and approval required to enter into, execute and deliver this Agreement and to fully perform their obligations under those agreements.  This Agreement has been or will be at the Closing duly executed and delivered and are the valid binding obligation of AGC and AGF enforceable according to their terms, and the person executing this Agreement, and other documents ancillary to this Agreement is duly authorized to do so.

7.3    Legally Binding.  AGC and AGF have the right, power and legal capacity and authority to enter into and perform their obligations under this Agreement.  This Agreement and all schedules and exhibits attached to this Agreement constitute valid, legal and binding obligations of AGC and AGF in accordance with their terms.

7.4    Authorization.  Execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate/company action and do not conflict with any provision of any agreement, instrument, judgment, order or law to which AGC is a party or to which AGC is subject or bound.

8.   DELIVERIES ON THE CLOSING DATE

On or before the Closing Date, AGC shall deliver or cause to be delivered to USMetals and AGF, as applicable, the following documents and instruments in exchange for delivery of the items specified in Section 9 and 10 below:

(i)	two (2) original, executed counterparts of the General Assignment and Assumption and Bill of Sale in the form of Exhibit “D” attached hereto;

(ii)	all Acceptances to the Assignments duly executed by AGC that accept the assignment and the transfer of good and marketable title to the Mining Claims and the AGF Mining Claims to AGC;

(iii)
a duly executed and delivered original stock certificate for One Hundred Four Million Two Hundred Thousand (104,200,000) shares of common stock of AGC with the applicable legend restriction issued to USMetals; and

(iv)
a duly executed and delivered original stock certificate for Twenty Eight Million Eight Hundred Thousand (28,800,000) shares of common stock of AGC with the applicable legend restriction issued to AGF.

9.   USMETALS’ DELIVERIES ON THE CLOSING DATE

On the Closing Date, USMetals shall deliver or cause to be delivered to AGC the following documents and instruments in exchange for delivery of the items specified in Section 8 above:

(i)	two (2) original, executed counterparts of the General Assignment and Assumption and Bill of Sale in the form of Exhibit “D” attached hereto;

(ii)
all Assignments and Consents to Assignments duly executed by USMetals and the applicable governmental authority(ies) approving/consenting to the Assignments and to the transfer of good and marketable title to the Mining Claims to AGC.

10.   AGF’S DELIVERIES ON THE CLOSING DATE

On the Closing Date, AGF shall deliver or cause to be delivered to AGC the following documents and instruments in exchange for delivery of the items specified in Section 8 above:

(i)	two (2) original, executed counterparts of the General Assignment and Assumption and Bill of Sale in the form of Exhibit “D” attached hereto;

(ii)
all Assignments and Consents to Assignments duly executed by AGF and the applicable governmental authority(ies) approving/consenting to the Assignments and to the transfer of good and marketable title to the AGF Mining Claims to AGC.

11.   MISCELLANEOUS

11.1     Parties.  Wherever the context of this Agreement appears to require it, the singular number shall include the plural and vice versa, and the masculine gender shall include the feminine and/or neuter gender, and vice versa.

11.2    Negotiation or Mediation.  The parties may, by mutual written agreement only, stay the commencement of any proceedings from time to time as they may mutually agree to allow for any form of negotiation or mediation of any dispute.

11.3    Attorneys’ Fees.  In the event of any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or the alleged breach thereof, each party shall bear its own legal costs and reasonable attorneys' fees, including experts, appeals and the cost of enforcing any judgment obtained in such action.

11.4     Severability.  Each provision of this Agreement is independent, separate and divisible, and in the event any provision of this Agreement is found by the final order of an arbitrator or a court of competent jurisdiction to be invalid, unenforceable or in contravention of any applicable federal or state law or regulation, such provision shall be deemed not to be a part of this Agreement and shall not affect the validity or enforceability of the remaining provisions.  Nothing contained in this Agreement shall be construed so as to require the commission of any acts contrary to law, and wherever there is a conflict between any provision of this Agreement and any present or future law or regulation, such provision shall be limited to the extent necessary to make it comply with such law or regulation.

11.5    Time of Essence.  In all provisions of this Agreement, time is expressly declared to be of the essence.

11.6    Effect of Headings, Schedules and Exhibits.  Section headings are included for purposes of convenience only and shall be given no meaning in the interpretation or construction of this Agreement.  All schedules and exhibits to this Agreement are incorporated into and made part of this Agreement as if set forth in their entirety in this Agreement.

11.7    Applicable Law.  This Agreement shall be governed by and construed under the laws of the State of California.  The State Court of California nearest to Palm Springs, California or the Federal District Court closet to Palm Springs, California shall be the venue for any such action.

11.8    Further Cooperation.  The parties hereto agree to execute, deliver and file such other and further documents, instruments and agreements and shall take or cause to be taken all action, and to do or cause to be done all things, necessary, proper or advisable under applicable laws and regulations to consummate this Agreement and carry out the purposes of this Agreement.

11.9    Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Execution and delivery of this Agreement by delivery of a facsimile or electronically recorded copy (including a .pdf file) bearing a copy of the signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party.  Such copies shall constitute enforceable original documents.

11.10    Amendment and Waiver.  No provision of this Agreement may be altered, amended or repealed in whole or in part other than by the written consent of all the parties to this Agreement.  No waiver shall be binding unless executed in writing by the party granting the waiver. Neither the failure nor delay on the part of any party to exercise any right, remedy, power, privilege or provision under this Agreement shall operate as a waiver of such right, remedy, power, privilege or provision.  Waiver of any right, remedy, power, privilege or provision under this Agreement shall not be deemed or constitute a waiver of any other  right, remedy, power, privilege or provision under this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver.

11.11    Notices.  All notices, consents, waivers, and other communications required or permitted under this Agreement shall be in writing and shall be deemed given to a Party:  (a) when delivered to the address designated for such Party below by hand; (b) upon confirmed delivery after being sent by a nationally recognized overnight courier service (costs prepaid); in each case to the addresses and facsimile numbers designated below.  Any Party may change such Party’s address for purposes of this Agreement by notice given in accordance with this paragraph.  Any notice sent by a Party’s legal counsel shall constitute notice from that Party.

To: AGC, AGF and Hay:	William Hay 4535 W. Sahara Blvd, Suite 200 Las Vegas, NV 89102 Fax 702-933-4035

With a copy to:	Brian M. Lewis, Esq. 44-700 Village Court, Ste. 100 Palm Desert, CA 92260 Fax 760-568-9211

To: USMetals and USCorp:	USCorp Attn: Robert Dultz 4535 W. Sahara Blvd, Suite 200 Las Vegas, NV 89102 Fax 702-933-4035

With a copy to:	USCorp c/o Robert Dultz, 1775 E. Palm Canyon Drive #110-120 Palm Springs, CA 92264 Fax 760-564-3462

And a copy to:	Jeffrey M. Proper, Esq. 10645 N Tatum Blvd, Suite 200-652 Phoenix, AZ 85028 Fax 602-235-9223

11.12    Survival of Representations.  All covenants, agreements, indemnifications, representations and warranties made in this Agreement, and in any documents, certificates, and instruments delivered at the Closing Date pursuant to this Agreement, shall be deemed to be material, and to have been relied upon by each Party as the case may be, and shall survive the Closing Date.

11.13     Successors.  This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective personal representatives, shareholders, officers, directors, heirs, devisees, legatees, successors, transferees, and assigns.

11.14    Nonassignability.  This Agreement shall not be assignable by either party except with the written consent of the other which may be withheld in such party’s discretion.  Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, any rights or  remedies by or under or by reason of this Agreement.

11.15    Entire Agreement.  All prior negotiations and agreements between the parties hereto relating to the subject matter hereof, are superseded by this Agreement, and there are no representations, warranties, understandings, or agreements other than those expressly set forth herein.

11.16    Construction.  This Agreement has been negotiated at arms length and each party has been given the opportunity to be represented by legal counsel and to the extent each party has deemed necessary, each party has consulted with independent legal counsel with respect to such party's rights and obligations under this Agreement.  Accordingly, any rule of law (including without limitation California Civil Code Section 1654) or legal decision that would require interpretation of any ambiguities in this Agreement against the party drafting it is not applicable and is waived.  The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties and the purpose of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

USCorp:

USCorp, a Nevada corporation

By:      \s\ Robert Dultz
       Robert Dultz, President

USMetals:

US Metals, a Nevada corporation

By:      \s\ Robert Dultz
       Robert Dultz, President

AGC:

Arizona Gold Corp, a British Columbia corporation

By:      \s\ William Hay
     William Hay, President

AGF:

Arizona Gold Founders, LLC, a California limited liability company

By:     \s\ William Hay
       William Hay, its Manager

Hay:

    \s\ William Hay
William Hay

    \s\ Denise DuBarry Hay
Denise DuBarry Hay

EXHIBIT A

MINING CLAIMS

#	Claim Name
1	WG 1
2	WG 6
3	WG 13
4	HAYS
5	HAYS 1
6	ROSE I
7	ROSE 2
8	ROSE 3
9	ROSE 4
10	ROSE 5
11	ROSE 6
12	ROSE 7
13	CROSBY 1
14	CROSBY 2
15	CROSBY 4
16	CROSBY 5
17	CROSBY 6
18	CROSBY 7
19	CROSBY 10
20	CROSBY 11
21	CROSBY 12
22	CROSBY 13
23	CROSBY 14
24	CROSBY 15
25	CROSBY 16
26	CROSBY 17
27	CROSBY 18
28	CROSBY 19
29	CROSBY 20
30	CROSBY 21
31	ALCAN 1
32	ALCAN 2
33	ALCAN 3
34	ALCAN 4
35	ALCAN 5
36	ALCAN 6
37	ALCAN 7
38	ALCAN 8
39	ALCAN 9

40	ALCAN 10
41	ALCAN 11
42	ALCAN 12
43	ALCAN 13
44	ALCAN 27
45	ALCAN 52
46	ALCAN 53
47	ALCAN 54
48	ALCAN 55
49	ALCAN 56
50	ALCAN 57
51	ALCAN 58
52	ALCAN 59
53	ALCAN 60
54	ALCAN 61
55	ALCAN 83
56	ALCAN 84
57	ALCAN 85
58	ALCAN 94
59	ALCAN 95
60	ALCAN 104
61	ALCAN 105
62	ALCAN 106
63	ALCAN 113
64	ALCAN 114
65	ALCAN 115
66	ALCAN 117
67	ALCAN 118
68	DIANNE
69	SATURN
70	URANUS
71	JANUS
72	PLUTON
73	ZUES
74	SCORPIO
75	PLUTO
76	VULCAN
77	MERCURY
78	JUPITER
79	NEPTUNE
80	VENUS
81	FIVE HOLE
82	ROSE
83	SAME

84	BONANZA
85	R H KOENIG
86	NORMA
87	HELEN
88	TEDDY
89	ORGA
90	JOVE
91	DAUGHTER
92	MOON CHILD
93	JEAN
94	CASH
95	DULTZ
96	SHARLENE
97	JONES
98	SANTA MARIA ONE
99	SANTA MARIA TWO
100	SANTA MARIA THREE
101	SANTA MARIA FOUR
102	SANTA MARIA FIVE
103	SANTA MARIA SIX
104	SANTA MARIA SEVEN
105	SANTA MARIA EIGHT
106	SANTA MARIA NINE
107	SANTA MARIA TEN
108	SANTA MARIA ELEVEN
109	SANTA MARIA 12
110	SANTA MARIA 13
111	SANTA MARIA 14
112	SANTA MARIA 15
113	SANTA MARIA 16
114	SANTA MARIA 17
115	SANTA MARIA 18
116	SANTA MARIA 19
117	SANTA MARIA 20
118	SANTA MARIA 21
119	SANTA MARIA 22
120	SANTA MARIA 23
121	SANTA MARIA 24
122	SANTA MARIA 25
123	SANTA MARIA 26
124	SANTA MARIA 27
125	SANTA MARIA 28
126	SANTA MARIA 29
127	SANTA MARIA 30

128	SANTA MARIA 31
129	SANTA MARIA 32
130	SANTA MARIA 33
131	SANTA MARIA 34
132	SANTA MARIA 35
133	SANTA MARIA 36
134	SANTA MARIA 37
135	SANTA MARIA 38
136	SANTA MARIA 39
137	SANTA MARIA 40
138	SANTA MARIA 41
139	SANTA MARIA 42
140	SANTA MARIA 43
141	SANTA MARIA 44
142	CROSBY EXTENSION #1
143	CROSBY EXTENSION #2
144	CROSBY EXTENSION #3
145	CROSBY EXTENSION #4
146	CROSBY EXTENSION #5
147	CROSBY EXTENSION #6
148	CROSBY EXTENSION #7
149	CROSBY EXTENSION #8
150	HAYES EXTENSION #1
151	HAYES EXTENSION #2
152	USMP#1
153	USMP#2
154	USMP#3
155	USMP#4
156	USMP#5
157	USMP#6
158	USMP#7
159	USMP#8
160	USML 1
161	USML 2
162	USML 3
163	USML 4
164	USML 5
165	USML 6
166	USML 7
167	USML 8
168	USML 9
169	USML 10
170	USML 11
171	USML 12
172	USML 13

EXHIBIT B

AGF MINING CLAIMS

Claim Name/Number
SERENDIPITY 1
SERENDIPITY 2
SERENDIPITY 3
SERENDIPITY 3
SERENDIPITY 4
SERENDIPITY 4
SERENDIPITY 5
SERENDIPITY 6
SERENDIPITY 6
SERENDIPITY 7
SERENDIPITY 8
SERENDIPITY 9

EXHIBIT C

TRANSFERRED ASSETS

The Transferred Assets of USMetals being transferred to AGC under this Agreement include all tangible and intangible assets directly and indirectly related to the Twin Peaks Project including, without limitation:

a)  The One Hundred Seventy Two (172) mining claims;

b)  All maps;

c)  All deposits and bonds;

d)  All assays, all reports and studies, including without limitation drilling reports, environmental reports, biological reports, cultural reports and studies, feasibility studies;

e)  All available samples and drilling cores;

f)  All permits, including drilling permits currently obtained by USMetals;

g)  All art work, websites and domain names; and

h)  All trademarks, copyrights and all copyrighted material for “Twin Peaks”.

2.           USCorp’s assets that are to be transferred to USMetals consist of the following specifically identified assets:

3.           The AGF Mining Claims consist of nine (9) twenty (20) acre claims called Serendipity 1 through 9 located on a newly discovered portion of the quartz dike located northwest of the USMetals Mining Claims.
4.           All items set forth in b, d, g and h may be used by USMetals and/or USCorp for such purposes as they may deem necessary, provided that, such items may not be sold, leased, assigned or otherwise transferred for any consideration or directly or indirectly sold, leased, assigned or otherwise transferred to any entity that is in competition with AGC.

SCHEDULE OF EXCLUDED ASSETS

AGC acknowledges that the following assets are not included in the definition of Transferred Assets and are not being transferred to AGC: (i) USMetals’ accounts receivable; (ii) USMetals’ cash and cash equivalents, liquid assets, securities and other investments on hand and deposits in banks and other financial institutions; (iii) office equipment, (iv) the items identified below:

EXHIBIT D

GENERAL ASSIGNMENT AND ASSUMPTION AND BILL OF SALE

For good and valuable consideration, receipt of which is hereby acknowledged, and in accordance with that certain Asset Funding/Operation and Shareholders Agreement (“AF/O Agreement”), among USCorp, a Nevada corporation (“USCorp”),  USMetals, a Nevada corporation (“USMetals”), Arizona Gold Founders, LLC, a California limited liability company and Arizona Gold Corp, a British Columbia corporation (“AGC”), USMetals and AGF hereby transfer, assign and deliver to AGC, and AGC hereby accepts, all of USMetals’ and AGF’s right, title and interest in and to the Transferred Assets, including without limitation those described in Exhibit “C” to the AF/O Agreement, in their AS-IS, WHERE-IS condition.  AGC hereby assumes all obligations in connection with the Transferred Assets, including Assets which are not capable of being transferred, but are part this Agreement, which are incurred from and after the Closing Date.

This instrument may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Execution and delivery of this instrument by delivery of a facsimile or electronically recorded copy (including a .pdf file) bearing a copy of the signature of a party shall constitute a valid and binding execution and delivery of this instrument by such party.  Such copies shall constitute enforceable original documents.

IN WITNESS WHEREOF, USMetals, AGF and AGC have executed this General Assignment and Assumption and Bill of Sale effective as of the Closing Date, as defined in the AF/O Agreement.

Dated:   March 22                     , 2011

USMetals:

US Metals, a Nevada corporation

By:     EXHIBIT -- DO NOT SIGN
       Robert Dultz, President

AGF:

Arizona Gold Founders, LLC, a California limited liability company

By:     EXHIBIT -- DO NOT SIGN
William Hay, Manager

AGC:

Arizona Gold Corp, a British Columbia corporation

By:     EXHIBIT -- DO NOT SIGN
William Hay, President